Exhibit 10 (k)



Memorandum of Understanding


Name, addresses and legal representatives of the Parties:


Party A:  Kunming Xinmao Petrochemical Industry Co. Ltd.
(Hereinafter referred to as Xinmao)

Address:  No.5O, Mingtong Road, Kunming, Yunnan Province

Legal Representative: Deng Shan

Tel.:     (871)-3510895

Email:    ch81923@pub1ic.kn.yn.cn


Party B: Wuhan Minyi Fuel Gas Petrochemical Co. Ltd (Hereinafter referred to as Minyi)

Address:  No.18, Huangxing Road, Jiangan District, wuhan

Legal Representative Liu Rongcheng

Tel: (27)-8575-1858


WHEREAS Xinniao intends to develop its business into Hubei., Hunan, Guizhau, Sichuan, Guangxi and Yunnan and as a result become the largest LPG retail company along and to the south of thc Yangtze River.


WHEREAS Xinmao is capable to attract enough international funds through its US shareholder;

WHEREAS Minyi is the only specialized company in Hubei that has been seeking for LPG pipeline projects provincially and is willing to do them with Xinnao through the advantages from each other

WHEREAS Mr. Peng Zibin has a very favorable background for the market development;

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THEREFORE the following cooperative principles have been mutually reached and agreed:




I. Party B agrees that Party A purchases more than 51% of its shares;

2. Party B agrees that Party A can share Party B's existing market and both will develop the LPG pipelines and bottle sales together provincial-wide;

3 Within the next three months Party B agrees to support Party A with the best effort to do the due diligence analysis on Party B who should provide true statistics;

4. Party B agrees to adopt the advanced management system introduced, to do any of the adjustment necessary and to connect with the Computer Financial and Information System Xinmao and its US shareholder have established;

5. Party A agrees to invest no less than one million US dollars within next six months and guarantees the availability of the funds used for tile development of LPG pipeline projects and other possible acquisitions;

6. Party A agrees that Mr. Peng Zibin acts as the first Chairman of the Board of the new joint venture Party A will support anyone recommended by Party B to be the Chairman if that person is able to bring the greatest profit for the joint venture;


7    Both parties agree that within the next six months after the signing of this MOU (Memorandum of Understanding), Party A should not sign acquisition document in Hubei Province except with wuhan Fuel Gas Group Co., while Party B should not sign ally document with any companies for acquisition cooperation as mentioned herein

8. Both parties agree that within six months, a new practical joint venture agreement should be signed. Otherwise both parties are free from the restrictions mentioned above.

9    This MOU has four copies that are signed personally by the
Chairman of the Board of each company and become effective immediately


Party A: Kunming Xinmmao Petrochemical Industry Co. Ltd.



Chairman of the Board: Deng Shan




Date:     March 14, 1999